Exhibit 10(ii)(a)





August 23, 2000



Mr. Richard H. Booth
Chairman, President and Chief Executive Officer
HSB Group, Inc.
One State Street
Hartford, Connecticut   06102



Re:                $300,000,000 Convertible Capital Securities
Issuer:            HSB Capital II
Purchaser:         Employers Reinsurance Corporation and
                   ERC Life Reinsurance Corporation


Dear Mr. Booth;

On December 30, 1997 Employers Reinsurance Corporation, a Missouri Corporation and ERC Life Reinsurance Corporation, a Kansas Corporation, (collectively, "ERC"), entered into a Purchase Agreement with HSB Capital II, a statutory business trust created under the business Trust Act of the State of Delaware, and HSB Group, Inc. a Connecticut corporation, for the purchase of Convertible Capital Securities with an aggregate liquidation amount of $300,000,000 ("Securities"). Such Securities were invested by HSB Capital II in 7.0% Convertible Subordinated Deferrable Interest Debentures, which were, in turn issued pursuant to an Indenture between HSB Group, Inc. and the First National Bank Of Chicago (the "Indenture").

Upon your request ERC is hereby providing you with this letter setting forth our intentions with regard to the disposition of the Securities in the event of a change of control of the HSB Group, Inc.

ERC agrees to exercise its right of redemption as set out in Section 11.8 of the Indenture upon the change of control of HSB Group, Inc. It is acknowledged by both parties (which acknowledgement of HSB Group, Inc. is recognized by the signature of an authorized representative of HSB Group, Inc. on a copy of this letter) that the "change of control" of HSB Group, Inc. will be deemed to take place when HSB has entered into a binding Letter of Intent or other agreement with another party for the ultimate change of control of HSB. ERC's agreement to exercise its right of redemption is premised upon and conditioned upon the following:

ERC must be paid the redemption price plus the redemption premium, for a total of $315,000,000, plus any accrued and unpaid interest, on or before September 16, 2000.

In the event that 50% or more of the voting securities of HSB Group, Inc. are transferred to another party, and that the voting securities of HSB are transferred within one year of the date of this letter or would have been transferred but for the lack of receipt of final regulatory approval which regulatory approval is ultimately given with respect to that purchaser, for a price in excess of ERC's conversion price of $56.66/share (adjusted for the May, 1998 stock split from the original conversion price of $85.00/share), ERC will receive the difference between its conversion price and the actual price per share for which the sale was made, including fractional shares.


The failure of HSB Group, Inc. to consummate this or any other transaction with regard to the transfer of the voting securities of HSB will not affect ERC's redemption, or the timing of the required payment, at the total redemption price of $315,000,000 plus accrued and unpaid interest through and including the date of redemption.

Any expenses incurred by ERC in the redemption of its Securities shall be indemnified by HSB Group, Inc. or the acquiring party.

HSB Group, Inc. will obtain regulatory or other approvals, if any, necessary to effectuate the redemption under the terms set out in this letter.

This letter shall serve as and take the place of any notifications, advance or otherwise, that are or might be required under the Indenture for redemption of the Securities.

HSB and ERC agree to enter into such agreements as will effect the transfer of HSB's membership interest in HSB Industrial Risk Insurers, LLC to ERC and as will effect the withdrawal of HSB from Industrial Risk Insurers. The effective date of such transfer and withdrawal shall be the date of redemption of the Securities.

For each of the two annual periods commencing January 1, 2001 and January 1, 2002, HSB and ERC agree to enter into, or in the case of ERC to cause Industrial Risk Insurers to enter into agreements under which HSB will provide inspection, engineering and mechanical breakdown services to Industrial Risk Insurers. Each of the agreements will be substantially in accordance with the terms and conditions set forth in Schedule II of the Joint Agreement with respect to Industrial Risk Insurers date January 1, 2000 between Industrial Risk Insurers and the Hartford Steam Boiler Inspection and Insurance Company. The Schedule II terms may be modified to reflect changes in the Industrial Risk Insurers premium volume and/or mix of business. HSB agrees that Industrial Risk Insurers will be allowed to issue "enabling" policies (at Industrial Risk Insurers' expense) as necessary to allow HSB to provide mandatory state inspections.


It is the intent of ERC that its agreement to redeem the Securities as set out in this letter and the agreement of HSB Group, Inc. to satisfy their obligations, shall be legally binding upon both parties and that either party shall have the right to enforce the terms as set out herein, but only if a copy of this letter is signed by an authorized representative of HSB Group, Inc. and returned to ERC prior to August 26, 2000.


Employers Reinsurance Corporation


By: /s/ Kathryn Baker
Title:  Vice President, Associate General Counsel



Acknowledgment and Agreement of


HSB Group, Inc.


By: /s/ Robert C. Walker
Title:  Senior Vice President and General Counsel